Exhibit 99.2

News Release

For Immediate Release

ALERIS INTERNATIONAL, INC. MANAGEMENT PROMOTIONS

BEACHWOOD, OH –January 12, 2007 – Aleris International, Inc. announced today the following promotions effective January 9, 2007.

Christopher R. Clegg has been promoted to Executive Vice President, General Counsel and Secretary. He has served as the Company’s Senior Vice President, General Counsel and Secretary since December 2004. Mr. Clegg joined Commonwealth Industries, Inc. in June 2004 as Vice President, General Counsel and Secretary. Before joining Commonwealth, he had served as Senior Vice President, General Counsel and Secretary of Noveon, Inc. since March 2001. Mr. Clegg also held several senior legal positions with the Goodrich Corporation and was a corporate lawyer in private practice with the law firms of Squire, Sanders & Dempsey in Cleveland, Ohio and Perkins Coie in Seattle, Washington.

K. Alan Dick has been promoted to Senior Vice President, Global Metals Procurement. Commenting on the promotion, Steven J. Demetriou, Chairman and CEO of Aleris said, “Since the formation of Aleris in December 2004, Mr. Dick’s leadership of the Metals Procurement function has led to the development of a much more effective global metals sourcing strategy which has benefited Aleris greatly.” Mr. Dick joined Commonwealth Industries, Inc. in October 1998 as Manager, Metals Purchasing and was a key leader in the Commonwealth Industries Supply Chain organization. Prior to joining Commonwealth, he served as Vice President and General Manager – Pacific Region for Ideal Metals. He began his career with Pechiney SA in Canada where he held several positions including Vice President.

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. The Company is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 50 production facilities in North America, Europe, South America and Asia, and employs approximately 8,600 employees. For more information about Aleris, please visit our Web site at www.aleris.com

Contact:	Michael D. Friday
Aleris International, Inc.
Phone # 216-910-3503